EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT


     This AGREEMENT (the "Agreement") is made as of May 13, 1998 (the "Effective Date"), by and among Lasiris, Inc., a Canadian corporation (the "Employer") and a wholly owned, indirect subsidiary of Stocker & Yale, Inc. ("S&Y"), and Luc Many (the "Executive").

     WHEREAS, concurrently herewith, Lasiris Holdings, Inc., a New Brunswick corporation and a subsidiary of S&Y ("Holding"), is acquiring, directly or indirectly, all of the issued and outstanding capital stock of the Employer, pursuant to that certain Offer of Purchase and Sale, dated as of March 14, 1998 (the "Offer"), by and among S&Y, the Employer, and each holder of shares of the capital stock of the Employer;

     WHEREAS, the Executive has served as General Manager of the Employer from April 1987 until and including the Effective Date;

     WHEREAS, the Employer desires to employ the Executive in connection with, and to ensure continuity in, the management of the Employer's business and affairs;

     WHEREAS, the Executive desires to be employed to provide such services;

     WHEREAS, as a result of his prior employment with the Employer and his continuing employment with the Employer, the Executive has had, and will continue to have, access to trade secrets and confidential information of the Employer (including, but not limited to, those trade secrets and confidential information held by the Employer prior to and as of the Effective Date);

     WHEREAS, the execution and delivery of this Agreement by the Executive is a condition precedent to the obligation of S&Y and Holding to consummate the transactions contemplated by the Offer; and

     WHEREAS, in consideration thereof and of his employment and in connection with his access to such trade secrets and confidential information, the Executive has also agreed to be bound by certain non-competition, non-solicitation and non-disclosure provisions.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, the Employer and the Executive agree as follows:

     1. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

     2. Capacity. The Executive shall be employed as Executive Vice President and General Manager, subject to election by the Board of Directors of the Employer (the "Board of Directors"). The Employer shall take all reasonable means to cause the election of the Executive to the office of Executive Vice President and General Manager. In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors or the President and Chief Executive Officer.

     3. Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the "Term") shall expire on the date which is the third anniversary (the "Third Anniversary") of the date hereof, and shall be renewed automatically for periods of one (1) year commencing on the Third Anniversary, and on each subsequent anniversary thereafter, unless either the Employee or the Employer gives written notice to the other not less than ninety
(90) days prior to the Third Anniversary or any such anniversary of such party's election not to extend the Term. In the event of any renewal of this Agreement, the Executive's employment by the Employer shall be on substantially the same terms as set forth herein, except as may be revised, amended or supplemented by the mutual agreement of the parties. In the event that (i) the Employer elects not to renew this Agreement or (ii) the Employer offers to extend the Agreement on terms and conditions which are not substantially similar to those set forth herein and, solely as a result thereof, the Executive elects not to renew this Agreement, the Executive shall be entitled to receive an indemnity (the "Non-Renewal Payment") in an amount equal to the Executive's annual Salary then in effect which shall be paid in a single payment on the effective date of the termination of the Executive. The Executive acknowledges and agrees that in connection with any such non-renewal the notice provided for in this Section 3 and the payment of the Non-Renewal Payment described herein are reasonable and adequate in light of the circumstances relating to the execution and delivery of this Agreement and Executive's employment by the Employer.

     4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

         (a) Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the "Salary") at the annual rate of One Hundred Fifty Thousand Canadian dollars ($150,000
     (CDN)). The Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives.

         (b) Bonus. The Employee shall be entitled to incentive compensation pursuant to the terms of the Employer's Incentive Compensation Plan (the "Incentive Plan") established by the Board of Directors of S&Y (the "S&Y Board"), a copy of which is attached hereto as Exhibit A.

         (c) Regular Benefits. The Executive shall also be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law.

         (d) Stock Option Plan. The Executive shall be entitled to participate in any stock option or grant plan which S&Y may from time to time have in effect for most of all of its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of S&Y, applicable law and the discretion of the S&Y Board and the Compensation Committee of the S&Y Board. Nothing contained in this Agreement shall be construed to create any obligation on the part of S&Y to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

         (e) Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Actual payments to the Executive under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

         (f) Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement or under the Incentive Plan.

     5. Extent of Service. During the Executive's employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors and the Employer's President and Chief Executive Officer, devote the Executive's full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer's interests and to the discharge of the Executive's duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided that nothing in this Agreement shall be construed as preventing the Executive from:

         (a) investing the Executive's own assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on the Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

         (b) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement.

     6. Termination and Termination Benefits. Notwithstanding the provisions of
Section 3, the Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

         (a) Termination by the Employer for Cause. The Executive's employment under this Agreement may be terminated for cause without further liability on the part of the Employer effective immediately upon a vote of the Board of Directors and written notice to the Executive and without further notice or indemnity. Only the following shall constitute "cause" for such termination:

             (i) dishonest statements or acts of the Executive with respect to the Employer or any affiliate of the Employer or any related companies;

             (ii) Executive shall have been convicted of, or shall plead guilty or nolo contendere to, any felony (other than a driving-related offense);

             (iii) gross negligence, willful misconduct or insubordination of the Executive with respect to the Employer or any affiliate of the Employer or any related company; or

             (iv) material breach by the Executive of any of the Executive's obligations under this Agreement.

         (b) Termination by the Executive. The Executive's employment under this Agreement may be terminated by the Executive by written notice to the Board of Directors at least ninety (90) days prior to such termination.

         (c) Termination by the Employer Without Cause. Subject to the payment of Termination Benefits pursuant to Section 6(d), the Executive's employment under this Agreement may be terminated by the Employer without cause upon written notice by a vote of the Board of Directors to the Executive. The parties acknowledge and agree that any relocation of the Executive away from the greater Montreal area without the Executive's consent shall be deemed to be a termination without cause.

         (d) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive's employment with the Employer pursuant to

      Section 6(c) above, the Employer shall provide to the Executive the following termination benefits ("Termination Benefits"):

             (i) For the period which is the greater of (x) the remainder of the term or (y) twelve (12) months following the Executive's termination (the "Indemnity Period"), an indemnity in an amount equal to the Salary in effect at the time of the termination of the Executive's employment payable in a single payment within five (5) days of such termination;

             (ii) During the Indemnity Period continuation of the medical and dental plans in effect at the date of termination of employment, excluding long-term disability coverage for any incident occurring after his termination of employment; provided, however, that Company shall have no obligations under this Section 6(d)(ii) from and after the date on which the Executive commences alternative employment; and

             (iii) For a period not to exceed twelve (12) months, following termination of the Executive's employment by Employer, the Employer shall provide career consulting services to the Executive; provided that the Employer shall not be required to incur costs or expenses in excess of $7,500 (CDN) in connection with such career consulting services.

         Notwithstanding the payment of the indemnity and the continuation of certain post-termination benefits as provided in this Section 6(d), the parties hereto acknowledge and agree that the Executive's status as an employee of the Employer shall terminate on the effective date of any termination pursuant to this Section 6.

         (e) Disability. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with or without reasonable accommodation, the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive's full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer's policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time which is the greater of twelve (12) months or the remainder of the Term. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician mutually acceptable to the Employer, on one hand, and the Executive or the Executive's guardian, on the other as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer's determination of such issue shall be binding on the Executive. Subject to the provisions of this Section 6(e), the Employer may terminate the employment of the Executive upon written notice, approved by the Board of Directors, if the Executive becomes physically or mentally disabled to such an extent as it makes him unable to perform his duties normally and adequately for a period of or periods totaling at least six months during any period of twelve consecutive months; provided, that the foregoing shall not limit the Executive's right to continue to benefit from such applicable short term or long term disability insurance plans in accordance with the terms thereof.

     7. Confidential Information, Noncompetition and Cooperation.

         (a) Confidential Information. As used in this Agreement, "Confidential Information" means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; business plans; and possible acquisitions or dispositions of businesses or facilities which have been discussed or considered by the management of the Employer. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under Section 7(b).

         (b) Confidentiality. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive's employment with the Employer and for a period which shall be the greater of (i) five (5) years or (ii) such period as the Confidential Information may reasonably be deemed to be of value to the Employer or any of its affiliates after his termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive's duties to the Employer.

         (c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

         (d) Noncompetition. During the Term and for one (1) year thereafter, the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined). The Executive acknowledges that the restrictions set forth in this Section 7(d) are necessary to protect the Employer's legitimate interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term "Competing Business" shall mean a business conducted anywhere in the United States of America which is substantially similar to and competitive with the industrial lighting, lasers for machine vision or phase masks business which the Employer or any of its affiliates conducts at the time the employment of the Executive is terminated.

         (e) Nonsolicitation. During the Term and for two (2) years thereafter, the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise (i) employ, attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of the Executive's employment with the Employer); or (ii) solicit or encourage or permit the use of the Executive's name to solicit or encourage any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer.

     8.  Ownership of Inventions, Files and Other Property.

         (a) The Executive hereby assigns and agrees to the Employer all his rights in inventions, discoveries, developments, improvements and ideas (the "Covered Property") made or designed by him or that may be made or designed by him for the duration of his employment, whether alone or jointly with other persons, using the equipment or facilities of the Employer or within a period of one (1) year following the termination of his employment, if such Covered Property results from or arises out of any work performed by the Executive on behalf of the Employer and are connected with any matter relating to any goods, products or services manufactured, assembled, distributed sold, in development, or otherwise provided by the Employer or any of its affiliates as the business of such entities is conducted as of the date of the termination of the Executive's employment by the Employer.

         (b) The Executive shall make full and prompt disclosure to the Employer of all Covered Property covered by this Section 8 and shall not disclose to any other person any related information without obtaining the prior written authorization of the Employer.

         (c) At any time for the duration of his employment or after the termination of his employment, the Executive shall sign, acknowledge and deliver, at the Employer's expense, but without other compensation than a reasonable sum for the time he devotes thereto if his employment has then terminated, any document, including applications for patents and for assignment of all interests related thereto or related to the Covered Property referred to in this Section 8, as required to enable the Employer to publish or protect such Covered Property by patents or otherwise in one country or in all countries, and shall assign to the Employer the ownership of such Covered Property. The Executive hereunder shall also give any other assistance as the Employer may require with respect to any proceeding or litigation before the Patent Office of Canada or the Patent and Trademark Office in the United States of America relating to such Covered Property. The Employer shall reimburse the Executive for (i) any reasonable out-of-pocket expenses and (ii) any loss of salary actually incurred in connection with the Executive's performance of obligations pursuant to this
     Section 8(c); provided that any payment in respect of loss salary shall be paid at a per diem rate not in excess of the highest salary paid (calculated on a per diem basis) to the Executive during the Term of this Agreement or any renewal thereof.

         (d) The full list of Covered Property, whether or not patented, made, designed or invented by the Executive previous to his employment hereunder is attached to this agreement. In the absence of such a list, the Executive declares and certifies that he has not made, designed or invented any Covered Property previous to his employment.

         (e) Any file, sketch, drawing, letter, report, memo or other document, any equipment, machinery, tool, instrument or other device, any diskette, recording tape, compact disc or other property relating in any way to the business or operation of the Employer or any of its affiliates which comes into the Executive's possession during his employment by the Employer, in the performance or in the course of his work, regardless of whether he has participated in its preparation or design, how it may have come into his possession and whether or not it is an original or a copy, shall at all times remain the property of the Employer and, upon the termination of the Executive's employment, shall not be removed from the Employer's premises but shall be returned to the Employer or its designated representative before the Executive leaves his place of work.

     9. Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Employer that the Executive's execution of this Agreement, the Executive's employment with the Employer and the performance of the Executive's proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

     10. Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for (i) any reasonable out-of-pocket expenses and (ii) any loss of salary actually incurred in connection with the Executive's performance of obligations pursuant to this Section 10; provided that any payment in respect of loss salary shall be paid at a per diem rate not in excess of the highest salary paid (calculated on a per diem basis) to the Executive during the Term of this Agreement or any renewal thereof.

     11. Injunction. The Executive agrees that it could be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the agreements set forth in Section 7 or Section 8 hereof, and that in any event money damages could be an inadequate remedy for any such breach.

     12. Consent to Jurisdiction. The parties hereby agree that the court having jurisdiction in any action or procedure regarding the application, interpretation, execution and enforcement of the present Agreement shall be under the jurisdiction of the Court of the Province of Quebec in the judicial district of Montreal.

     13. Integration. This Agreement, including the preamble hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter. The terms of the present Agreement resolve and cancel any prior agreement, verbal or written with respect to the Executive's employment, each of the parties granting the other full and final release and discharge from any action, cause of action, claim or demand of any nature based on or arising out of the terms or provisions of any prior agreement.

     14. Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

     15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     16. Waiver. No waiver or modification of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

     18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

     19. Governing Law. This is a contract made under the laws of the Province of Quebec, Canada and shall be construed under and be governed in all respects by the laws of the Province of Quebec.

     20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

     21. Choice of Language. At the request of the parties, this Agreement and all documents relating thereto have been, and shall be, drawn up in the English language. A la demande des parties aux presentes, cette convention et tout document sy rapportant ont ete rediges en langue anglaise.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Agreement has been executed in the City of Montreal by the Employer, by a duly authorized officer, and by Executive as of the Effective Date.

                                             EMPLOYER

                                             LASIRIS, INC.


                                             By:    /s/ Alain Beauregard
                                                    --------------------
                                             Name:  Alain Beauregard
                                             Title:

                                             EXECUTIVE


                                             /s/ Luc Many
                                             ------------
                                             Luc Many